Exhibit 10.28

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

This Research and Development Services Agreement is entered into this 1st day of January, 2004 by and between MediVision Medical Imaging Ltd., an Israeli company, with its principal place of business at 2 Hatamar St., Kenyon Hadrachim, P.O. Box 45, Upper Yokneam, 20692, Israel (“MV”) and Ophthalmic Imaging Systems, a California corporation, with its principal place of business at 221 Lathrop Way, Suite I, Sacramento, California 95815, U.S.A. (“OIS”) (each a “Party” and collectively the “Parties”).

WHEREAS	MV and OIS have been cooperating in the commercialization of certain products of the ‘WinStation’ series including the WinStation XP line of products; and

WHEREAS	OIS possesses the means, experience, knowledge, information and accessibility to markets and customer needs, required in order to define specifications for follow-on WinStation products and market and distribute them; and

WHEREAS	MV has the means, experience, know-how and ability required in order to develop follow-on WinStation products, and is willing to provide OIS with development services of such products subject to OIS’ participation in defining the specifications thereof, all in accordance with the provisions hereof; and;

WHEREAS	OIS agrees to participate in defining the specifications of such products and to undertake the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the representations, covenants and undertakings herein, MV and OIS do hereby agree as follows:

1	PREAMBLE, APPENDICES AND HEADINGS

1.1	The preamble to this agreement and the appendices and schedules hereto constitute an integral part hereof.

1.2	The section headings in this agreement are intended for convenience purposes only and no meaning shall be attributed thereto for the purpose of the interpretation of this agreement and/or any of the provisions hereof.

2	REPRESENTATIONS AND WARRANTIES

The Parties do hereby mutually represent and warrant as follows:

2.1	There is no impediment either at law or pursuant to any agreement or other instrument, to either Party’s entering into this agreement and/or to the performance of their respective undertakings hereunder.

2.2	Each Party has, or shall obtain prior to performance of its undertakings hereunder, all the ability, skills, knowledge, experience, access and equipment required in order to perform its undertakings hereunder.

2.3	Each Party has, or shall obtain prior to performance of its undertakings hereunder, any and all licenses, permits, consents, approvals, including but not limited to corporate approvals and any third party consents legally required for the performance of its undertakings hereunder.

3	RESEARCH & DEVELOPMENT

3.1	MV hereby undertakes to effect its best efforts to develop the WinStation (including WinStation XP product line (or any similar product to be otherwise named, hereinafter the “Product”) conforming to the specifications provided by OIS and attached hereto as Schedule 3.1 hereof, as may be amended by the Parties from time to time pursuant to the provisions hereof, in accordance with the timetables and milestones detailed thereunder, and to perform and conduct all of the research and development work detailed in Schedule 3.1 hereto, and any other research and/or development services as the Parties shall, from time to time, agree, (hereinafter the “R&D Services”).

3.2	For the purposes hereof, completion of any task, service and/or milestone of the R&D Services, including completion of the development of the Product shall have occurred upon sufficient demonstration by MV that the goals to be achieved, as agreed between the Parties, have been achieved.

3.3	So long as this Agreement remains in force, and except as specifically provided hereunder, OIS shall not, directly or through any contractor other than MV, attempt to carry out the R&D Services or any portion thereof or otherwise perform or contract with any third parties for performance of any research and or development relating directly or indirectly to the Product, or similar technologies and/or products, without the prior written consent of MV.

Nothing	in this Section 3.3 shall be construed as restricting or limiting MV from hiring subcontractors for the performance of its undertakings hereunder, as long as the conditions in paragraph 5.5 are met

4	UNDERTAKINGS OF THE PARTIES

4.1	MV undertakes to diligently perform and conduct the R&D Services in accordance with the provisions of this Agreement. OIS undertakes to diligently provide any amendments, upgrades and/or follow-on specifications, in addition to those which OIS has provided as detailed in Schedule 3.1, which may be required in order to complete the development of the Product and/or the R&D Services in accordance herewith. The Parties shall cooperate in good faith with respect to the implementation of the R&D Services in accordance with the provisions hereof.

4.2	The Parties will each keep and maintain true and complete records and books of account documenting all amounts expended by each of them and/or received by each from the other and/or from third parties, in connection with this Agreement, including but not limited to the items included under the definition of the term “MV’s R&D Services Costs” as defined below.

4.3	At such times as shall be agreed between the Parties from time to time, the Parties will provide each other with periodic financial reports setting forth the expenses and/or income referred to in Section 4.2 above in form and substance as shall be agreed by the Parties from time to time (the “Financial Reports “). Without derogating from the forgoing, during the term hereof, each Party shall keep the other informed and updated as to its progress in fulfilling its respective tasks set forth in this Agreement, and shall extend reasonable assistance in the form of information and advice which could be of use to the other.

4.4	The Parties shall cooperate and render each other all reasonable assistance with regard to obtaining any regulatory approvals required for any use by or of the Product and/or any other results of the

R&D Services hereunder, including with respect to preparing and filing the necessary documentation and material for the registration of products thereof with any national health authorities and other such authorities, in jurisdictions and in such manner as the Parties shall determine, upon mutual consent.

4.5	Each Party shall at all times during the term hereof and for a period of 12 months after its termination for any reason whatsoever, maintain a reasonable level of insurance sufficient to cover its liabilities hereunder, including the liabilities of its officers, directors, shareholders, employees, agents, representatives, affiliates, partners and consultants.

5	CONSIDERATION

5.1	In full consideration for MV’s R&D Services and MV’s fulfillment of its obligations in pursuance of this Agreement, OIS shall pay MV a monthly payment as stipulated in Schedule 5.1a (the “Monthly Compensation”). The Monthly Compensation shall be based upon MV’s R&D Services Costs plus 12%, provided however that MV delivered to OIS the deliverables detailed in Schedule 5.1b pursuant to the schedule detailed thereunder. For the purpose of this Agreement the term R&D Services Costs shall mean: Direct expenses incurred in implementing the R&D plan including but not limited to Payroll expenses, transportation and vehicles maintenance of R&D employees, Subcontractors and consultants, patent registration, travels of R&D employees, relevant G&A allocations

5.2	The Monthly Compensation will be paid monthly on the basis of net plus 7 days, in respect of the previous calendar month against a proper invoice issued by MV.

5.3	The Monthly Compensation shall be the final and only remuneration and consideration that MV shall be entitled to receive from OIS in connection with the R&D Services provided by MV to OIS hereunder, unless mutually agreed otherwise.

5.4	Value Added Tax, as well as any applicable duty or tax due in connection with the performance of the Parties’ respective obligations hereunder shall be added to any payments to be made by OIS hereunder, at the rate applicable at the time of effecting such payment, against proper tax invoices. Currently there is no known tax to be paid.

5.5	Every new expense in MV R&D, which relate to the Services provided to OIS under this agreement, including hiring new employee that is charged to R&D, increasing costs of current R&D employee, signing new contract with R&D subcontractor, ordering new mission with R&D subcontractor or any other significant new expense in R&D would require written approval from OIS prior to MV committing the new expense.

6	INTELLECTUAL PROPERTY RIGHTS

6.1	It is hereby agreed and understood by both Parties that, at all times during the term of this agreement and thereafter, title in and to any Intellectual Property resulting from the R&D Services, including but not limited to the Product and any developments and/or derivatives thereof, developed by and/or on behalf of any of the Parties hereto and/or their respective employees, consultants, is and shall remain the property of OIS, and MV shall have neither any rights, title or interest therein or thereto, nor any claims against OIS in connection therewith.
For the purpose hereof the term “Intellectual Property” shall mean all form of intellectual property, whether registered or un-registered, including but not limited any trade secret, know-how, discoveries and inventions, whether or not patentable, patent, patent application, copyrights, prototypes, designs, techniques, concepts, data engineering and manufacturing information, procedures, formulae, specifications and any other physical manifestation or embodiment of such trade secrets, know- how or other proprietary information relating thereto.

6.2	The Parties shall provide one another with the products and technologies required to carry out the R&D Services set forth in this Agreement, and shall likewise share with one another any technical information in its possession regarding the Product and any part thereof, which may be pertinent for the successful completion of said Product. Each Party hereby grants the other a non-exclusive, royalty free, non transferable license, for the term of this Agreement, to use the products, technologies and information provided by such party, to the other pursuant to this Section, solely for the purpose of performing its undertakings under this Agreement.

6.3	Without derogating from the provisions of Sections 6.1 — 6.2 above, each Party throughout the term of this agreement and at all times thereafter, shall retain the full and exclusive ownership of its own Intellectual Property which is not the subject matter of this agreement, whether developed before or after the date hereof, and such ownership shall in no way be reduced, fettered or otherwise modified by the terms and conditions hereof.

6.4	The Parties shall fully cooperate and assist one another in connection with registration of any of their respective Intellectual Property rights referred to hereunder and/or prosecution of any breach and/or trespasses thereon by any third party.

6.5	WinStation product line is currently protected by software protection plug (HASP) purchased from Aladdin in Israel. MV does not have HASP plugs in stock besides 20 plugs for R&D testing and 15 plugs for marketing uses.

7	TERM AND TERMINATION

7.1	This Agreement shall continue in full force and effect as of the date hereof and for a period of 24 (twenty) months (the “First Term”), unless and until terminated in accordance herewith.

Unless terminated prior to the conclusion of the First Term of Agreement pursuant to Sec. 7.2 hereunder this Agreement shall be automatically renewed for additional 12 (twelve) month periods (“Renewal Term”) at the end of each Renewal Term.

7.2	Either Party may terminate this Agreement upon 6 (six) months prior written notice, or with immediate effect and without prior notice in the event that one or more of the following occurs to the other Party and continues for a period of sixty (60) days: The other Party (A) files a request, or adopts a resolution, for a voluntary liquidation, (B) is subject to an order for liquidation, bankruptcy or dissolution, (C) becomes insolvent or, (D) to the extent any of the following events materially and adversely interfere with the performance of a Party’s obligations hereunder: (i) such Party is subject to the appointment of a trustee, liquidator or receiver (whether permanent or temporary) or to an imposition of a lien or attachment over a material portion of its assets, and/or (ii) such Party makes an assignment of a material portion of its assets for the benefit of creditors.

7.3	In any termination of this Agreement as stipulated hereinabove the Parties’respective rights and/or obligations pursuant to this Agreement will terminate and be of no further force or effect, with the exception of the provisions of Sections 2, 4.5, 6.1, 6.3, 6.4, 7.3, 8, 9, 10 hereof, which will survive such termination. The said termination shall not apply to any rights, powers or obligations of the Parties, or any of them, with respect to products and/or Intellectual Property sold and/or otherwise commercialized hereunder prior to the termination and with regard to same all of the Parties’

respective obligations, warranties and undertakings, as provided in this Agreement, shall continue to apply and shall be in full force.

8	CONFIDENTIALITY AND NON SOLICITATION

8.1	The Parties acknowledge and agree that the Intellectual Property as well as any other proprietary information of each other, constitutes and at all times will constitute, a highly valuable asset and shall be deemed to constitute confidential information.

8.2	Each Party agrees that it will treat in the strictest confidence all confidential information of the other Party, whether in written or oral form and that without the prior written consent of the other Party, it will neither disclose such information to any third party, nor use same for any unauthorized purpose and that it will impose upon its respective affiliates, employees, consultants and agents the same obligation with respect to such information, as it does with respect to its own information of a confidential nature.

8.3	If disclosure of confidential information is legally required pursuant to any applicable law and/or judicial or other governmental action, the Party subject to such disclosure requirement will (i) immediately notify the other Party, (ii) refrain from making the disclosure without coordinating its contents with the other Party and/or first allowing it the opportunity to oppose the action, (iii) cooperate fully with the other Party in opposing and limiting the scope of the disclosure, (iv) continue treating confidential information as confidential provided it is not otherwise made public, and (v) be released from its obligations under Section 8.2 above to the extent, but only to the extent, of the compelled disclosure.

8.4	MV hereby undertakes that during the term hereof and for a period of 24 months after the termination of this Agreement for any reason whatsoever, it will not, directly or indirectly, be engaged or participate, whether as owner shareholder, partner, director, financial investor, agent, consultant, designer, advisor or employer or in any other manner be involved in any business or enterprise wherever in the world located, which is engaged in development and/or commercialization of products which are directly competitive with the Products and/or based, to a material extent, upon any Intellectual Property of OIS, other than pursuant to the provisions hereof and/or as mutually agreed.

OIS hereby undertakes that during the term hereof and for a period of 18 months after the termination of this Agreement for any reason whatsoever, it will not, directly or indirectly, be engaged or participate, whether as owner shareholder, partner, director, financial investor, agent, consultant, designer, advisor or employer or in any other manner be involved in any business or enterprise wherever in the world located, which is engaged in development and/or commercialization of products which are directly competitive with and/or based upon, to a material extent, any Intellectual Property of MV, other than pursuant to the provisions hereof and/or as mutually agreed.

8.5	Each of the Parties hereby undertakes during the term hereof and for a period of 12 months after the termination of this Agreement for any reason whatsoever, not to, without the prior written consent of the other Party, directly or indirectly: (i) employ or engage, as an employee, contractor, consultant, director or otherwise, any of the other Party’s employees (including persons which have been employed by such other Party during the 6 {six} month period, or any part thereof, preceding the date of this agreement), with the exception of employees serving both Companies during the term of this Agreement; and (ii) interfere with existing business and/or contractual relationships between the other Party and its customers, distributors and/or marketing agents, with the exception of such parties with whom both Companies are engaged with during the term of this Agreement.

8.6	Each Party acknowledges and agrees that, in the event of its threatened or actual breach of the provisions of this Section 8, damages alone will be an inadequate remedy, that such breach will cause the other Party great, immediate and irreparable injury and damage, and that the other Party shall therefore be entitled to injunctive and other equitable relief in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

9	INDEMNIFICATION; LIMITATION OF LIABILITY

9.1	Each Party (an “Indemnifying Party”) undertakes to indemnify and hold harmless the other Party (an “Indemnified Party”), without limitation of term or amount, against any damage or loss incurred thereby stemming from a claim, action or proceeding regarding a breach of any of the Parties’ respective representations and/or obligations hereunder. The foregoing undertaking shall be in effect provided that the Indemnifying Party is afforded, by the Indemnified Party: (a) prompt written notice of any such claim, action or proceeding; and (b) the authority to direct the defense and settlement of such claim, action or proceeding; and (c) all authority, reasonably available information and assistance (at the Indemnifying Party’s expense) reasonably requested by the Indemnifying Party for the defense of the same.

9.2	In no event shall either Party have any liability to the other Party and/or any third party for any cause of action relating to this Agreement for any incidental, consequential, special or speculative damages, including, but not limited to, damages for loss of profits or use, business interruption or loss of good will, irrespective of whether the Party has advance notice of the possibility of such damage.

10	GENERAL TERMS

10.1	This Agreement shall be exclusively governed and construed in accordance with the laws of the State of Israel. Both Parties hereby submit to the exclusive jurisdiction of the Israeli courts located in Tel-Aviv — Jaffa and agree that such courts shall have exclusive jurisdiction in all matters relating to this agreement.

10.2	This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and may not be amended, altered or modified except in writing signed by the Parties. This Agreement supersedes all prior written, and all prior and contemporaneous oral agreements, representations, warranties, statements, promises and understandings with respect to the subject matter hereof.

10.3	No failure or delay by either Party in exercising any right, power or remedy with respect to any of the provisions of this Agreement shall operate as a waiver of such provisions with respect to such occurrences; nor shall any extension of time or other indulgence granted to a Party hereunder otherwise alter or affect any power, remedy or right of the other Party, or the obligations of the Party to whom such extension or indulgence is granted.

10.4	Each Party is an independent contractor, and this Agreement shall not be construed as creating a partnership, joint venture or employment relationship between the Parties or as creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other Party. Neither of the Parties (including its Affiliates, agents, representatives, employees or others acting on its behalf) is a representative of the other for any purpose, and no such Party has any power or authority to represent, act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

10.5	Except with the prior written consent of both Parties hereto, this Agreement is not transferable or assignable, whether in whole or in part, voluntarily or by merger, consolidation or sale or otherwise by operation of law, and no Party shall have the power or right to assign, transfer or delegate any of its rights or obligations hereunder. The foregoing shall not limit MV from hiring sub-contractors for the performance of its undertakings hereunder.

10.6	All notices or other communications which shall or may be given pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered by certified or registered air mail, facsimile transmission or electronic or telex mail addressed as set forth above or as is provided in the future by written notice.

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the day first written above.

/s/ Noam Allon	/s/ Gil Allon
MediVision Medical Imaging Ltd. By: Noam Allon Title: President, CEO	Ophthalmic Imaging Systems By: Gil Allon Title: CEO